UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 4, 2020

BridgeBio Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38959	84-1850815
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

421 Kipling Street Palo Alto, CA		94301
(Address of principal executive offices)		(Zip Code)

(650) 391-9740

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	BBIO	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01. Other Events.

Credit Agreement Amendment

BridgeBio Pharma, Inc. (the “Company”) received a commitment from Hercules Capital, Inc. (“Hercules”) to use best efforts to amend the Company’s existing Loan and Security Agreement (the “Credit Agreement”), dated June 19, 2018, as amended, between the Company and Hercules (the “Credit Agreement Amendment”). The Credit Agreement Amendment would, among other things, (1) (a) make the existing $25,000,000 discretionary tranche fully available (the “tranche IV loan”), (b) commit an additional immediately available loan in the amount of $25,000,000 (the “tranche V loan”), (c) provide for an additional $25,000,000 loan following the achievement of certain performance milestones (the “tranche VI loan”) and (d) provide for an additional $50,000,000 discretionary tranche, for a total of $125,000,000 in new capital (collectively, the “new loan commitment”), which new loan commitment would, together with the existing $75,000,000 loan currently outstanding, increase the total commitments under the Credit Agreement to $200,000,000 (the “total loan”), (2) extend the maturity date up to 48 months from the amendment closing, (3) extend the interest-only period up to 36 months from the amendment closing, (4) provide for an interest rate on each of the tranche IV loan, the tranche V loan and the tranche VI loan equal to the greater of (a) a floating interest rate linked to the prime rate as reported in the Wall Street Journal plus the applicable margin and (b) 8.15%, with a floor of 8.15%, including an end of term charge of 5.95% on the funded amount of the new loan commitment due at the earlier of the loan maturity and payoff, and (5) reduce the interest rate on the $20,000,000 advanced pursuant to the second amendment to the Credit Agreement (the “tranche III loan”) from the greater of (a) the prime rate as reported in the Wall Street Journal plus 3.10% and (b) 9.10%, to the greater of (a) the prime rate as reported in the Wall Street Journal plus the applicable margin and (b) 8.85%.

In addition to the foregoing, the Credit Agreement Amendment, if it becomes effective, would include the following conditions: (1) following the draw, at the Company’s discretion, of more than $75,000,000 of the total loan, all of the Company’s wholly-owned and majority-owned operating subsidiaries, subject to certain exceptions, would be added as co-borrowers or co-guarantors under the Credit Agreement, each, subject to certain exceptions, granting a first priority lien on their respective assets, including a negative pledge on intellectual property, and (2) upon a draw of greater than $100,000,000, the Company would be required to maintain unrestricted capital of no less than $35,000,000 at all times, provided, that this minimum cash requirement would be (a) reduced to $25,000,000 following the achievement of certain performance milestones, (b) waived in the event that the Company maintains a public market capitalization of no less than $1,000,000,000 and (c) eliminated permanently upon FDA approval for AG10. Amounts drawn under the new loan commitment may be prepaid, subject to a prepayment charge equal to (1) 2.50% of the amount so prepaid if such prepayment occurs during the first year following the amendment closing, (2) 1.50% of the amount so prepaid if such prepayment occurs during the second year following the amendment closing and (3) 1.00% of the amount prepaid if such prepayment occurs during or after the third year following the amendment closing. An amendment fee of 0.25% on the new loan commitment will be due at the time of the amendment closing. If the Company draws the tranche IV loan at the amendment closing, the cash interest rate for each of the tranche IV loan, tranche V loan and tranche VI loan will be equal to the greater of (1) 7.95% and (2) a floating prime rate as reported in the Wall Street Journal plus 3.20%, and the cash interest rate for (x) the existing $35,000,000 term loan advanced on the Credit Agreement closing date will be reduced from the greater of (1) the prime rate as reported in the Wall Street Journal plus 4.35% and (2) 9.35%, to the greater of (1) the prime rate as reported in the Wall Street Journal plus 3.85% and (2) 8.75%, and (y) the tranche III loan will be reduced from the greater of (1) the prime rate as reported in the Wall Street Journal plus 3.10% and (2) 9.10%, to the greater of (1) the prime rate as reported in the Wall Street Journal plus 4.00% and (2) 8.75%. There can be no assurances that the Credit Agreement Amendment becomes effective on the terms described herein or at all. In addition, concurrently with the Company’s offering of convertible notes announced on the date hereof, the Company entered into an amendment to the Credit Agreement to permit the offering and certain related transactions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BridgeBio Pharma, Inc.

Date: March 4, 2020	/s/ Brian C. Stephenson
Brian C. Stephenson Chief Financial Officer